Exhibit 10.1

Execution Copy

EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into as of the 7th day of May, 2013, by and between Perry Ellis International, Inc., a Florida corporation (together with its successors and assigns permitted under this Agreement, the “Company”), and George Feldenkreis (the “Executive”).

W I T N E S S E T H

WHEREAS, the Executive is currently serving as the Chairman of the Board of Directors and Chief Executive Officer of the Company;

WHEREAS, the Company and the Executive were parties to an employment agreement dated February 8, 2008 (the “Prior Employment Agreement”) under which the Term of Employment (as defined under the Prior Employment Agreement) expired on January 31, 2013;

WHEREAS, the Company desires to continue the employment of the Executive as Chairman of the Board of Directors and Chief Executive Officer and to embody the terms of such continued employment as set forth in this Agreement;

WHEREAS, the Executive desires to enter into this Agreement and to accept such continued employment, subject to the terms and provisions of this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a “Party” and together the “Parties”) agree as follows:

1. Definitions.

(a) “Accelerated Equity Award Gains” shall mean the sum of (x) the Accelerated Option and SAR Gains and (y) the Accelerated Share Award Gains.

(b) “Accelerated Options” shall mean those unvested stock options that become vested in accordance with Sections 11(d), 11(e) or 11(g).

(c) “Accelerated Option and SAR Gains” shall mean:

(1)	in the case of any Accelerated Option, or any Accelerated SAR that is settled in shares of the Company’s common stock, the product of:

(A)	the number of shares of the Company’s common stock acquired by the Executive upon exercise of any Accelerated Option or Accelerated SAR, multiplied by

(B)	the difference between (x) the fair market value per share of the Company’s common stock underlying such Accelerated Option or Accelerated SAR as of the date on which the Executive exercised the Accelerated Option or Accelerated SAR less (y) the exercise price or grant price (as equitably adjusted) of such Accelerated Option or Accelerated SAR; or

(2)	in the case of any Accelerated SAR that is settled in cash or in property, other than shares of the Company’s common stock, the amount of cash and fair market value of any property paid or transferred to the Executive with respect to the Accelerated SAR.

(d) “Accelerated Share Award Gains” shall mean the aggregate value of the Accelerated Shares based on the closing price the Company’s common stock value determined on whichever of the following dates produces the greatest value:

(1)	the Termination Date;

(2)	the date on which the Executive breaches Sections 15(a) or 15(b) below; or

(3)	the date on which the Executive transfers or otherwise disposes of the Accelerated Shares.

(e) “Accelerated SARs” shall mean those unvested stock appreciation rights that become vested in accordance with Sections 11(d), 11(e), or 11(g).

(f) “Accelerated Shares” shall mean those shares of the Company’s common stock granted by the Company to the Executive as compensation for services that would have been forfeited in the event that the Executive’s employment with the Company had been terminated by the Company for Cause in accordance with Section 11(c) below.

(g) “Base Salary” shall mean the Executive’s base salary as determined in accordance with Section 4 below.

(h) “Board” shall mean the board of directors of the Company.

(i) “Bonus Opportunity” shall mean the Executive’s Threshold Bonus opportunity, Target Bonus opportunity and Maximum Bonus opportunity as described in Section 5 below.

(j) “Cause” shall mean:

(1)	a conviction of the Executive, or a plea of nolo contendere, to a felony involving moral turpitude; or

(2)	willful misconduct or gross negligence by the Executive resulting, in either case, in material economic harm to the Company; or

(3)	a willful continued failure by the Executive to carry out the reasonable and lawful directions of the Board; or

(4)	fraud, embezzlement, theft or dishonesty of a material nature by the Executive against the Company or any Subsidiary or a willful material violation by the Executive of a policy or procedure of the Company, resulting, in any case, in material economic harm to the Company; or

(5)	a willful material breach by the Executive of this Agreement.

An act or failure to act shall not be “willful” if (i) done by the Executive in good faith or (ii) the Executive reasonably believed that such action or inaction was in the best interests of the Company.

(k) “Change in Control” shall mean:

(1)	the acquisition by any person, entity or “group” (as defined in Section 13(d) of the Exchange Act) (other than by (i) any subsidiary or affiliate of the Company, (ii) any entity owned, directly or indirectly, 50% or more by the Company, (iii) any employee benefit plan of any such entity, or (iv) the Feldenkreis Family and/or any entity for their benefit), through one transaction or a series of related transactions of 50% or more of the combined voting power of the then outstanding voting securities of the Company; or

(2)	the liquidation or dissolution of the Company (other than a dissolution occurring upon a merger or consolidation thereof); or

(3)	the sale, transfer or other disposition of all or substantially all of the assets of the Company through one transaction or a series of related transactions to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, affiliates of the Company.

(l) “COBRA” shall mean the federal law with respect to continuation of health coverage created under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

(m) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(n) “Competitive Activity” shall mean an activity in which the Executive engages directly or indirectly (whether as a principal, agent, partner, employee, investor, owner, consultant, board member or otherwise) that is in material direct competition with the Company or any of its Subsidiaries in any of the States within the United States, or countries within the world, in which the Company or any of its Subsidiaries conducts business with respect to a business in which the Company or any of its Subsidiaries engaged during the Term of Employment; provided, however, that an ownership interest of 1% or less in any publicly held company shall not constitute a Competitive Activity; and further provided, however, that the Executive may be employed by or otherwise associated with a business or entity of which a subsidiary, division, segment, unit, etc. is in material direct competition with the Company or any Subsidiary but as to which such subsidiary, division, segment, unit, etc. the Executive has no direct or indirect responsibilities or involvement so long as the Executive does not breach the covenant of confidentiality contained in Section 14 below.

(o) “Disability” shall mean the Executive’s inability to substantially perform his essential duties and responsibilities under this Agreement, with or without reasonable accommodation, for a period of (i) 6 consecutive months or (ii) 180 days in any 12-month period, as determined by a licensed physician mutually selected by the Company and the Executive. If the Parties cannot so agree on a licensed physician, each Party shall select a licensed physician and the two licensed physicians shall select a third licensed physician who shall make such determination for this purpose.

(p) “Double-Trigger Vesting” shall mean a provision in an equity award agreement such that the award will vest early if there occurs both (i) a Change in Control and (ii) a termination of the Executive’s employment without Cause or for Good Reason within a period of 24 months following the Change in Control.

(q) “Effective Date” shall mean May 7, 2013.

(r) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(s) “Feldenkreis Family” shall mean (i) the Executive, (ii) any spouse, parent, sibling or descendant of the Executive, and (iii) any spouse or descendant of any parent, sibling or descendent of the Executive.

(t) “Good Reason” shall mean, without the Executive’s prior written consent, the occurrence of any of the following events or actions:

(1)	a reduction of the Executive’s Base Salary or Bonus Opportunity (i.e. – not a reduction of any actual bonus amount (if any) paid from year to year); or

(2)	an actual relocation of the Executive’s principal office that is more than 25 miles from Miami, Florida; or

(3)	a diminution of the Executive’s title, authority, duties or responsibilities, or the assignment to the Executive of titles, authority, duties or responsibilities that are materially inconsistent with his titles, authority, duties and/or responsibilities under Section 3 below, other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is promptly remedied; or

(4)	a failure to re-elect the Executive as a member of the Board; or

(5)	a failure of the Company to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction; or

(6)	a material breach by the Company of this Agreement.

(u) “LTIC” shall mean long-term incentive compensation.

(v) “Maximum Bonus” shall mean the maximum annual incentive award opportunity described in Section 5 below.

(w) “Noncompetition Period” shall mean the period commencing on the Effective Date and ending on (i) if the Executive’s employment is terminated in accordance with Section 11(b), 11(c), 11(d), 11(e), 11(f) or 11(g) below during the Term of Employment, then the 2nd anniversary of the Termination Date, (ii) if the Executive’s employment is terminated on account of the Executive’s death in accordance with Section 11(a), then the date of the Executive’s death, or (iii) if the Term of Employment ends and the Executive’s employment has not been terminated in accordance with Section 11 below, then January 30, 2016.

(x) “Nonqualified Deferred Compensation” shall mean a “deferral of compensation” within the meaning of Code Section 409A.

(y) “Nonsolicitation Period” shall mean the period commencing on the Effective Date and ending on (i) if the Executive’s employment is terminated in accordance with Section 11(b), 11(c), 11(d), 11(e), 11(f) or 11(g) below during the Term of Employment, then the 2nd anniversary of the Termination Date, (ii) if the Executive’s employment is terminated on account of the Executive’s death in accordance with Section 11(a), then the date of the Executive’s death, or (iii) if the Term of Employment ends and the Executive’s employment has not been terminated in accordance with Section 11 below, then January 30, 2017.

(z) “Subsidiary” shall mean a corporation of which the Company owns more than 50% of the Voting Stock or any other business entity in which the Company directly or indirectly has an ownership interest of more than 50%.

(aa) “Target Bonus” shall mean the target annual incentive award opportunity described in Section 5 below.

(bb) “Threshold Bonus” shall mean the threshold annual incentive award opportunity described in Section 5 below.

(cc) “Term of Employment” shall mean the period specified in Section 2 below.

(dd) “Termination Date” shall mean the date that the Executive’s employment is terminated (either by death, by the Company or by the Executive) in accordance with Section 11 below.

(ee) “Voting Stock” shall mean capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

2. Term of Employment.

The Company hereby employs the Executive, and the Executive hereby accepts such employment, for the period commencing on the Effective Date and ending on the earlier of (i) 11:59 PM EST on January 30, 2016 or (ii) the Termination Date.

3. Position, Duties and Responsibilities; Reporting.

(a) As of the Effective Date and continuing for the remainder of the Term of Employment, the Executive shall be employed as the Chairman of the Board of Directors and Chief Executive Officer of the Company and shall be responsible for the operations and other general management of the affairs of the Company. The Executive shall serve the Company faithfully, conscientiously and to the best of the Executive’s ability and shall promote the interests and reputation of the Company. Unless prevented by sickness or Disability, the Executive shall devote a majority of the Executive’s time, attention, knowledge, energy and skills, during normal working hours, and at such other times as the Executive’s duties may reasonably require, to the duties of the Executive’s employment. The Executive, in carrying out his duties under this Agreement, shall report solely and directly to the Board. Provided that the following activities do not materially interfere with the Executive’s duties and responsibilities as Chairman of the Board of Directors and Chief Executive Officer of the Company, the Executive may (i) engage in charitable and community affairs, so long as such activities are consistent with his duties and responsibilities under this Agreement, (ii) manage his personal investments, and (iii) serve on the boards of directors of other companies (but not more than 3 public companies without the Board’s prior written consent).

(b) It is the intention of the Parties that the Executive shall serve as a member of the Board at all times during the Term of Employment.

4. Base Salary.

During the Term of Employment, the Executive shall be paid an annualized Base Salary of not less than $1,000,000. The Base Salary shall be payable in accordance with the regular payroll practices of the Company. The Base Salary shall be reviewed no less frequently than annually for purposes of increase in the discretion of the Board; provided, however, that the Base Salary, if increased, shall never be decreased from such increased amount unless the Executive provides his prior written consent to such decrease.

5. Annual Incentive Compensation Programs.

During the Term of Employment, the Executive shall participate in the Company’s annual incentive compensation plan, program and/or arrangements applicable to senior-level executives as established and modified from time to time by the Board in its sole discretion. During the Term of Employment, the Executive shall have a Threshold Bonus opportunity under such plan or program of not less than 40% of his current Base Salary, a Target Bonus opportunity under such plan or program of not less than 110% of his current Base Salary, and a Maximum Bonus opportunity under such plan or program of not less than 130% of his current Base Salary, in each case based on satisfaction of performance criteria to be established by the Compensation Committee of the Board within the first 3 months of each fiscal year that begins during the Term of Employment. Payment of annual incentive compensation awards shall be made in the same manner and at the same time that other senior-level executives receive their annual incentive compensation awards.

6. Long-Term Incentive Compensation Programs.

(a) The Executive shall be eligible to participate in the Company’s applicable long-term incentive compensation plan as may be established and modified from time to time by the Board in its sole discretion commensurate with his titles and position, and shall be eligible to receive awards (if any) under that plan in such form and amounts, and subject to such conditions, as the Compensation Committee shall determine in its sole discretion.

(b) The Executive hereby agrees that any future equity awards to him shall have a Double-Trigger Vesting provision.

7. Employee Benefit Programs.

(a) During the Term of Employment, the Executive shall be entitled to participate in all employee welfare and pension benefit plans, programs and/or arrangements applicable to the senior-level executives.

(b) During the Term of Employment, the Company shall provide and/or pay for a life insurance policy on the Executive’s life with a $5 million death benefit. The Executive shall designate in his sole discretion the beneficiary under such policy. If the life insurance cannot be purchased at standard rates, then the Company shall provide and/or pay for that amount of insurance that can be purchased for premiums equal to the coverage specified above at standard rates.

8. Reimbursement of Business Expenses.

During the Term of Employment, the Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse him for all such reasonable business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company’s policy.

9. Perquisites.

During the Term of Employment, the Executive shall be entitled to participate in the Company’s executive perquisite and fringe benefit programs applicable to the Company’s senior-level executives in accordance with the terms and conditions of such arrangements as are in effect from time to time. Notwithstanding anything contained in this Agreement to the contrary, the Executive shall be entitled to commercial first-class air travel and accommodations when traveling on Company business.

10. Vacation.

The Executive shall be entitled to at least 30 paid vacation days per calendar year in accordance with the Company’s vacation policy in effect from time to time, including but not limited to the policies with respect to carryover or forfeiture of unused vacation days.

11. Termination of Employment.

(a) Termination of Employment Due to Death. In the event of the Executive’s death during the Term of Employment, the Term of Employment shall end as of the date of the Executive’s death and his estate and/or beneficiaries, as the case may be, shall be entitled to the following:

(1)	Base Salary earned but not paid prior to the date of the Executive’s death, payable within 15 days after the Termination Date;

(2)	all annual incentive compensation awards with respect to any year prior to the year in which the date of the Executive’s death occurs that have been earned but not paid, payable (i) if the amount of the award had been determined as of or prior to the Termination Date, then within 15 days after the Termination Date or (ii) if the amount of the award had not been determined as of or prior to the Termination Date, then at such time as such awards would have been paid in the absence of such termination of employment;

(3)	a pro rata Target Bonus, payable within 15 days after the Termination Date;

(4)	all restricted stock, restricted stock units, performance shares, performance units, stock options, stock appreciation rights and all other equity-based LTIC awards shall immediately vest as of the Termination Date assuming, for these purposes, that all target goals had been achieved as of the Termination Date and shall be paid or distributed, as the case may be, within 15 days after the Termination Date;

(5)	all performance-based compensation payable in cash and based on a performance metric other than stock price shall be paid on a pro rata basis based on the portion of the performance period completed as of the Termination Date and assuming, for these purposes, that all target goals had been achieved as of the Termination Date, payable within 15 days after the Termination Date;

(6)	all stock options held by the Executive as of the date of the Executive’s death and that were granted prior to February 1, 2008 shall remain exercisable until such times as they terminate in accordance with the terms of the applicable stock option agreements;

(7)	all stock options held by the Executive as of the date of the Executive’s death and that were granted on or after February 1, 2008 shall remain exercisable until the earlier of:

(A)	the stock option’s originally scheduled expiration date, or

(B)	the end of the 1-year period immediately following the Termination Date;

(8)	all premiums on health insurance for the Executive’s spouse and his dependents shall be fully paid by the Company for as long as they are eligible for COBRA coverage under the Company’s health plan;

(9)	any amounts earned, accrued or owing to the Executive but not yet paid under Section 7, 8, 9 or 10 above; and

(10)	such other or additional benefits, if any, as may be provided under applicable plans, programs and/or arrangements of the Company.

(b) Termination of Employment Due to Disability. If the Executive’s employment is terminated due to Disability during the Term of Employment, either by the Company or by the Executive, the Term of Employment shall end as of the date of the termination of the Executive’s employment and the Executive shall be entitled to the following:

(1)	Base Salary earned but not paid prior to the Termination Date, payable within 15 days after the Termination Date;

(2)	all annual incentive compensation awards with respect to any year prior to the year in which the Termination Date occurs that have been earned but not paid, payable (i) if the amount of the award had been determined as of or prior to the Termination Date, then within 15 days after the Termination Date or (ii) if the amount of the award had not been determined as of or prior to the Termination Date, then at such time as such awards would have been paid in the absence of such termination of employment;

(3)	a pro rata Target Bonus, payable within 15 days after the Termination Date;

(4)	all restricted stock, restricted stock units, performance shares, performance units, stock options, stock appreciation rights and all other equity-based LTIC awards shall immediately vest as of the Termination Date assuming, for these purposes, that all target goals had been achieved as of the Termination Date and shall be paid or distributed, as the case may be, within 15 days after the Termination Date;

(5)	all performance-based compensation payable in cash and based on a performance metric other than stock price shall be paid on a pro rata basis based on the portion of the performance period completed as of the Termination Date and assuming, for these purposes, that all target goals had been achieved as of the Termination Date, payable within 15 days after the Termination Date;

(6)	all stock options held by the Executive as of the Termination Date and that were granted prior to February 1, 2008 shall remain exercisable until such times as they terminate in accordance with the terms of the applicable stock option agreements;

(7)	all stock options held by the Executive as of the Termination Date and that were granted on or after February 1, 2008 shall remain exercisable until the earlier of:

(A)	the stock option’s originally scheduled expiration date, or

(B)	the end of the 1-year period immediately following the Termination Date;

(8)	all premiums on health insurance for the Executive, his spouse and his dependents shall be fully paid by the Company for as long as they are eligible for COBRA coverage under the Company’s health plan;

(9)	any amounts earned, accrued or owing to the Executive but not yet paid under Section 7, 8, 9 or 10 above; and

(10)	such other or additional benefits, if any, as may be provided under applicable plans, programs and/or arrangements of the Company.

In no event shall a termination of the Executive’s employment for Disability occur unless the Party terminating the Executive’s employment gives written notice to the other Party in accordance with Section 27 below.

(c) Termination of Employment by the Company for Cause. If the Company terminates the Executive’s employment for Cause during the Term of Employment, the Term of Employment shall end as of the date of the termination of the Executive’s employment for Cause and the Executive shall be entitled to the following:

(1)	Base Salary earned but not paid prior to the Termination Date;

(2)	any amounts earned, accrued or owing to the Executive but not yet paid under Section 7, 8, 9 or 10 above; and

(3)	such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company.

In no event shall a termination of the Executive’s employment for Cause occur unless the Company gives written notice to the Executive in accordance with Section 27 below stating with specificity the events or actions that constitute Cause and providing the Executive with an opportunity to cure (if curable) within a reasonable period of time. No termination of the Executive’s employment for Cause shall be permitted unless the Termination Date occurs during the 120-day period immediately following the date that the events or actions constituting Cause first become known to the Board. Cause shall in no event be deemed to exist except upon a finding reflected in a resolution of the Board, whose finding shall not be binding upon any decision-maker ruling on this Agreement, at a meeting to which the Executive (and the Executive’s counsel) shall be invited upon proper notice. If the Executive’s employment is terminated by the Company under this Section 11(c) based on Cause pursuant to Section 1(j)(1) above and the Executive’s conviction is overturned on appeal, then the Executive’s employment shall be deemed to have been terminated by the Company without Cause in accordance with Section 11(d) below.

(d) Termination of Employment by the Company Without Cause. If the Executive’s employment is terminated by the Company without Cause, other than due to death or Disability, the Term of Employment shall end as of the date of the termination of the Executive’s employment without Cause and the Executive shall be entitled to the following:

(1)	Base Salary earned but not paid prior to the Termination Date, payable within 15 days after the Termination Date;

(2)	all annual incentive compensation awards with respect to any year prior to the year in which the Termination Date occurs that have been earned but not paid, payable (i) if the amount of the award had been determined as of or prior to the Termination Date, then within 15 days after the Termination Date or (ii) if the amount of the award had not been determined as of or prior to the Termination Date, then at such time as such awards would have been paid in the absence of such termination of employment;

(3)	100% of the annual incentive compensation bonus described in Section 5 above, based on the achievement of the performance goals established under such arrangement, with respect to the year in which the Termination Date occurs, payable when such annual incentive compensation bonuses are paid to other senior executives of the Company;

(4)	a lump sum cash amount equal to 100% of the sum of (i) the greater of (x) the Base Salary in effect on the Termination Date or (y) the Base Salary immediately prior to any reduction that would constitute Good Reason, plus (ii) the greater of (a) the Target Bonus in effect on the Termination Date or (b) the Target Bonus immediately prior to any reduction that would constitute Good Reason, payable within 15 days after the Termination Date;

(5)	all restricted stock, restricted stock units, stock options, stock appreciation rights and all other equity-based LTIC awards shall immediately vest as of the Termination Date and be paid or distributed, as the case may be, within 15 days after the Termination Date, other than performance shares, performance units, and other performance-based equity awards which shall vest on the date that the performance goals established under such performance-based equity compensation arrangement are achieved;

(6)	all performance-based compensation payable in cash and based on a performance metric other than stock price shall be paid based on the achievement of the performance goals established under such arrangement, payable when such performance-based compensation is paid to other senior executives of the Company;

(7)	all stock options held by the Executive as of the Termination Date and that were granted prior to February 1, 2008 shall remain exercisable until such times as they terminate in accordance with the terms of the applicable stock option agreements;

(8)	all stock options held by the Executive as of the Termination Date and that were granted on or after February 1, 2008 shall remain exercisable until the earlier of:

(A)	the stock option’s originally scheduled expiration date, or

(B)	the end of the 1-year period immediately following the Termination Date;

(9)	all premiums on health insurance for the Executive, his spouse and his dependents shall be fully paid by the Company for as long as they are eligible for COBRA coverage under the Company’s health plan;

(10)	any amounts earned, accrued or owing to the Executive but not yet paid under Section 7, 8, 9 or 10 above; and

(11)	such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company.

In no event shall a termination of the Executive’s employment without Cause occur unless the Company gives written notice to the Executive in accordance with Section 27 below.

(e) Termination of Employment by the Executive for Good Reason. The Executive may terminate his employment for Good Reason, provided that the Termination Date occurs during the 2-year period immediately following the date that the events or actions constituting Good Reason first become known to the Executive. Upon a termination by the Executive of his employment for Good Reason, the Term of Employment shall end as of the date of the termination of the Executive’s employment for Good Reason and the Executive shall be entitled to the same payments and benefits as provided in Section 11(d) above. In no event shall a termination of the Executive’s employment for Good Reason occur unless the Executive gives written notice to the Company in accordance with Section 27 below stating with specificity the events or actions that constitute Good Reason (a “Good Reason Notice”). In addition, the Executive shall provide the Good Reason Notice to the Company during the 90-day period immediately following the date that the events or actions constituting Good Reason first become known to the Executive. The Executive shall provide the Company with an opportunity to cure (if curable) the events or actions constituting Good Reason within a reasonable period of time, but at least 30 days from the date the Company receives the Good Reason Notice.

(f) Voluntary Termination of Employment by the Executive Without Good Reason. If the Executive voluntarily terminates his employment without Good Reason, other than a termination of employment due to death or Disability, the Term of Employment shall end as of the date of the termination of the Executive’s employment without Good Reason and the Executive shall be entitled to the same payments and benefits as provided in Section 11(c) above, provided that the Executive shall be entitled to all annual incentive compensation awards with respect to any year prior to the year in which the Termination Date occurs that have been earned but not paid, payable at such time as such awards would have been paid in the absence of such termination of employment. In no event shall a voluntary termination of the Executive’s employment without Good Reason occur unless the Executive gives written notice to the Company in accordance with Section 27 below at least 30 days prior to the date of the actual date of the termination of the Executive’s employment. A termination of the Executive’s employment under this Section 11(f) shall not be a breach of this Agreement.

(g) Termination of Employment in Connection with a Change in Control. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason during (i) the 6-month period immediately preceding the date of the Change in

Control or (ii) the 2-year period immediately following the date of the Change in Control, the Term of Employment shall end as of the date of the termination of the Executive’s employment without Cause or for Good Reason, as the case may be, and the Executive shall be entitled to the following:

(1)	Base Salary earned but not paid prior to the Termination Date, payable within 15 days after the Termination Date;

(2)	all annual incentive compensation awards with respect to any year prior to the year in which the Termination Date occurs that have been earned but not paid, payable (i) if the amount of the award had been determined as of or prior to the Termination Date, then within 15 days after the Termination Date or (ii) if the amount of the award had not been determined as of or prior to the Termination Date, then at such time as such awards would have been paid in the absence of such termination of employment;

(3)	a pro rata Target Bonus, payable within 15 days after the Termination Date;

(4)	a lump sum cash amount equal to 300% of the sum of (i) the greater of (x) the Base Salary in effect on the Termination Date or (y) the Base Salary immediately prior to any reduction that would constitute Good Reason, plus (ii) the greater of (a) the Target Bonus in effect on the Termination Date or (b) the Target Bonus immediately prior to any reduction that would constitute Good Reason, payable within 15 days after the Termination Date;

(5)	all restricted stock, restricted stock units, performance shares, performance units, stock options, stock appreciation rights and all other equity-based LTIC awards shall immediately vest as of the Termination Date assuming, for these purposes, that all target goals had been achieved as of the Termination Date and shall be paid or distributed, as the case may be, within 15 days after the Termination Date;

(6)	all performance-based compensation payable in cash and based on a performance metric other than stock price shall be paid on a pro rata basis based on the portion of the performance period completed as of the Termination Date and assuming, for these purposes, that all target goals had been achieved as of the Termination Date, payable within 15 days after the Termination Date;

(7)	all stock options held by the Executive as of the Termination Date and that were granted prior to February 1, 2008 shall remain exercisable until such times as they terminate in accordance with the terms of the applicable stock option agreements;

(8)	all stock options held by the Executive as of the Termination Date and that were granted on or after February 1, 2008 shall remain exercisable until the earlier of:

(A)	the stock option’s originally scheduled expiration date, or

(B)	the end of the 1-year period immediately following the Termination Date;

(9)	all premiums on health insurance for the Executive, his spouse and his dependents shall be fully paid by the Company for as long as they are eligible for COBRA coverage under the Company’s health plan;

(10)	any amounts earned, accrued or owing to the Executive but not yet paid under Section 7, 8, 9 or 10 above; and

(11)	such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company.

In no event shall a termination of the Executive’s employment without Cause in connection with a Change in Control occur unless the Company gives written notice to the Executive in accordance with Section 27 below.

(h) Clawback of Certain Compensation and Benefits. If, after the termination of the Executive’s employment with the Company for any reason other than by the Company for Cause:

(1)	it is determined in good faith by the Board and in accordance with the due process requirements of Section 11(c) that the Executive’s employment could have been terminated by the Company for Cause under Section 11(c) above, or

(2)	the Executive breaches Sections 14(a) or 14(b) below; then

(3)	in addition to any other remedy that may be available to the Company in law or equity and/or pursuant to any other provisions of this Agreement, the Executive’s employment shall be deemed to have been terminated for Cause retroactively to the Termination Date and the Executive shall also be subject to the following provisions:

(i)	the Executive shall be required to pay to the Company, immediately upon written demand by the Board, all amounts paid to him by the Company, whether or not pursuant to this Agreement, on or after the Termination Date (including the pre-tax cost to the Company of any benefits (other than those described in clause (iii) of this Section 11(h)(3)) provided by the Company) that are in excess of the total amount that the Company would have been required to pay (and the pre-tax cost of any benefits (other than those described in clause (iii) of this Section 11(h)(3)) that the Company would have been required to provide) to the Executive if the Executive’s employment with the Company had been terminated by the Company for Cause in accordance with Section 11(c) above;

(ii)	all vested and unvested stock options then held by the Executive shall immediately expire; and

(iii)	the Executive shall be required to pay to the Company, immediately upon written demand by the Board, an amount equal to all Accelerated Equity Award Gains that the Executive has received.

Notwithstanding anything contained in this Agreement to the contrary, this Section 11(h) shall not apply if the Board knew or should have known as of or prior to the Termination Date that the Executive’s employment could have been terminated for Cause in accordance with Section 11(c) above.

(i) No Mitigation; No Offset. In the event of any termination of the Executive’s employment under this Section 11, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive under this Agreement on account of any compensation attributable to any subsequent employment that he may obtain except as specifically provided in this Section 11. Notwithstanding anything contained in this Agreement to the contrary, all compensation and benefits payable under this Section 11 shall be reduced by any other compensation and benefits payable under any severance or change-in-control plan, program, policy or arrangement of the Company in which the Executive is a participant and under which he has actually and previously received compensation and/or benefits.

(j) Return of Company Property. Following the Termination Date, the Executive or his personal representative shall return all Company property in his possession, including but not limited to all computer equipment (hardware and software), telephones, facsimile machines, palm pilots and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company, its customers and clients or its prospective customers and clients (provided that the Executive may retain a copy the addresses contained in his rolodex, palm pilot, PDA or similar device).

(k) Resignation as an Officer and Director. On or before the Termination Date, the Executive shall submit to the Company in writing his resignation as (i) an officer of the Company and of all Subsidiaries and (ii) a member of the Board and of the board of directors of all Subsidiaries.

(l) Nature of Payments. Any amounts due under this Section 11 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

(m) Waiver and Release. If the termination of the Executive’s employment is subject to Section 11(d), 11(e), or 11(g), the Executive and the Company agree that each Party shall execute a waiver and release substantially in the form attached to this Agreement as Exhibit A, and the Executive’s rights to receive any payments or benefits pursuant to Section 11(d)(3) through 11(d)(9) or Section 11(g)(3) through 11(g)(9) above shall be subject to and conditioned upon the Executive’s execution of such waiver and release. Such waiver and release must be executed and all revocation periods shall have expired within 60 days after the Termination Date; failing which any such payments or benefits shall be forfeited. If such payments or benefits constitute Nonqualified Deferred Compensation, and if such 60-day period begins in one calendar year and ends in the next calendar year, the payments or benefits shall not be made or commence before the second such calendar year, even if the release becomes irrevocable in the first such calendar year.

(n) Cooperation. Following the Term of Employment, the Executive shall give his assistance and cooperation willingly, upon reasonable advance notice with due consideration for his other business or personal commitments, in any matter relating to his position with the Company, or his expertise or experience as the Company may reasonably request, including his attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations or other proceedings relating to matters in which he was involved or potentially had knowledge by virtue of his employment with the Company. In no event shall his cooperation materially interfere with his services for a subsequent employer or other similar service recipient. To the extent permitted by law, the Company agrees that (i) it will promptly reimburse the Executive for his reasonable and documented expenses in connection with his rendering assistance and/or cooperation under this Section 11(n) upon his presentation of documentation for such expenses and (ii) the Executive will be reasonably compensated for any continued material services as required under this Section 11(n).

12. Board Policies. The payments and benefits provided under this Agreement shall be subject to any compensation or governance policies that the Board may adopt from time to time that are applicable by their terms to the Executive, including without limitation (i) a compensation recoupment or “clawback” policy, and (ii) a policy regulating the hedging or pledging of Company stock.

13. Tax Matters.

(a) Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b) Sections 280G/4999 Golden Parachute Tax.

(1)	Reduction of Payments in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax imposed by Code Section 4999 (the “Parachute Excise Tax”), then, prior to the making of any Payments to the Executive, a calculation shall be made comparing (i) the net after-tax benefit to the Executive of the Payments after payment by the Executive of the Parachute Excise Tax, to (ii) the net after-tax benefit to the Executive if the Payments had been limited to the extent necessary to avoid being subject to the Parachute Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payments shall be limited to the extent necessary to avoid being subject to the Parachute Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the Change in Control, as determined by the Determination Firm (as defined in Section 13(b)(2) below). For purposes of this Section 13(b), present value shall be determined in accordance with Code Section 280G(d)(4). For purposes of this Section 13(b), the “Parachute Value” of a Payment means the present value as of the date of the Change in Control of the portion of such Payment that constitutes a “parachute payment” under Code Section 280G(b)(2), as determined by the Determination Firm for purposes of determining whether and to what extent the Parachute Excise Tax will apply to such Payment.

(2)

Determinations. All determinations required to be made under this Section 13(b), including whether a Parachute Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and the Executive (the “Determination Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days after the receipt of notice from the Executive that a Payment is due to be made, or such earlier time as is requested by the Company. All fees and expenses of the

Determination Firm shall be borne solely by the Company. Any determination by the Determination Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which the Executive was entitled to, but did not receive pursuant to Section 13(b)(i), could have been made without the imposition of the Excise Tax (“Underpayment”), consistent with the calculations required to be made hereunder. In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

(c) Section 409A.

(1)	Full Compliance. It is the intent of the Parties that all compensation and benefits payable or provided to the Executive (whether under this Agreement or otherwise) shall fully comply with the requirements of Code Section 409A. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Code Section 409A. The Company agrees that it will not, without the Executive’s prior written consent, take any action, or refrain from taking any action, that would result in the imposition of tax, interest and/or penalties upon the Executive under Code Section 409A, and that it will hold the Executive harmless if any action it takes results in the imposition of such tax, interest and/or penalties. Any payment made by the Company to the Executive in reimbursement of any such tax, interest or penalties shall be paid by the end of the Executive’s taxable year immediately following the Executive’s taxable year in which the Executive (or the Company on his behalf) remits the related taxes, and which shall otherwise fully complies with Treasury Regulation Section 1.409A-3(i)(1)(v).

(2)

Specified Employee. Notwithstanding anything contained in this Agreement to the contrary, if the Executive is a “specified employee” (determined in accordance with Code Section 409A and Treasury Regulation Section 1.409A-3(i)(2)) as of the Termination Date, and if any payment, benefit or entitlement provided for in this Agreement or otherwise both (i) constitutes Nonqualified Deferred Compensation and (ii) cannot be paid or provided in a manner otherwise provided herein or otherwise without subjecting the Executive to additional tax, interest and/or penalties under Code Section 409A, then any such payment, benefit or entitlement that is payable during the first 6 months following the Termination Date shall be paid or provided to the Executive in a lump sum cash payment to be made on the earlier of (x) the Executive’s death or (y) the first business day of the seventh calendar month immediately following the month in which the Termination Date occurs.

(3)	Definitional Restrictions. Notwithstanding anything contained in this Agreement to the contrary, any payment or benefit that (i) qualifies as Nonqualified Deferred Compensation and (ii) would otherwise be payable or distributable hereunder by reason of a Change in Control or the Executive’s Disability or termination of employment, such Nonqualified Deferred Compensation will not be payable or distributable to the Executive, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control, Disability or termination of employment, as the case may be, meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in the Code Section 409A and applicable Treasury regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not affect the dollar amount or prohibit the vesting of any Nonqualified Deferred Compensation upon a Change in Control or termination of employment, however defined. If this provision prevents the payment or distribution of any Nonqualified Deferred Compensation, such payment or distribution shall be made at the time and in the form that would have applied absent the non-Code Section 409A-conforming event.

(4)	Expense Reimbursements. Notwithstanding anything contained in this Agreement to the contrary, except to the extent any reimbursement, payment or entitlement under Sections 7, 8, 9, 10 or 11 above does not qualify as Nonqualified Deferred Compensation, (i) the amount of expenses eligible for reimbursement or the provision of any in-kind benefit (as defined in Code Section 409A) to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or provided as in-kind benefits to the Executive in any other calendar year, (ii) the reimbursements for expenses for which the Executive is entitled shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit.

(5)	Reimbursement of Expenses in Connection with a Separation from Service. Notwithstanding anything contained in this Agreement to the contrary, any payment or benefit paid or provided under Section 11 above or otherwise paid or provided due to a “separation from service” (as such term is described and used in Code Section 409A and the Treasury Regulations promulgated thereunder) that is exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v) shall be paid or provided to the Executive only to the extent the expenses are not incurred or the benefits are not provided beyond the last day of the second taxable year of the Executive following the taxable year of the Executive in which the separation from service occurs; provided, however that the Company reimburses such expenses no later than the last day of the third taxable year following the taxable year of the Executive in which the separation from service occurs.

(6)	Involuntary Separation due to Good Reason. Notwithstanding anything contained in this Agreement to the contrary, the Executive may only terminate his employment for Good Reason in accordance with Section 11(e) above only if such termination of employment complies with Treasury Regulation Section 1.409A-1(n)(2). It is the intent of the Parties that the definition of Good Reason and the separation-from-service procedures specified in Section 11(e) fully comply with Treasury Regulation Section 1.409A-1(n)(2).

(7)	Dispute Resolution Payments. Any dispute resolution payment (including related reimbursable expenses, fees and other costs) that does not qualify as a “legal settlement” in accordance with Treasury Regulation 1.409A-1(b)(11) shall be paid by the Company to the Executive not later than the last day of the Executive’s taxable year following the year in which the dispute is resolved.

(8)	Treatment of Installment Payments. Each payment of termination benefits under Section 11 of this Agreement, including, without limitation, each installment payment and each payment or reimbursement of premiums for continued medical, dental or life insurance coverage, shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Code Section 409A.

(9)	Permitted Acceleration. The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to the Executive of deferred amounts, provided that such distribution meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).

14. Confidentiality: Assignment of Rights.

(a) During the Term of Employment and thereafter, the Executive shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company, including such trade secret or proprietary or confidential information of any customer or other entity to which the Company owes an obligation not to disclose such information, which he acquires during the Term of Employment, including but not limited to records kept in the ordinary course of business, except (i) as such disclosure or use may be required or appropriate in connection with his work as an employee of the Company, (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information, (iii) as to such confidential information that becomes generally known to the public or trade without his violation of this Section 14(a), or (iv) to the Executive’s spouse, attorney and/or his personal tax and financial advisors as reasonably necessary or appropriate to advance the Executive’s tax, financial and other personal planning (each an “Exempt Person”), provided, however, that any disclosure or use of any trade secret or proprietary or confidential information of the Company by an Exempt Person shall be deemed to be a breach of this Section 14(a) by the Executive. For purposes of this Agreement, confidential information includes all trade secrets and information disclosed to the Executive or known by the Executive as a consequence of or through the unique position of his employment with the Company (including information conceived, originated, discovered or developed by the Executive and any information acquired by the Company from others) prior to or after the Effective Date, and not generally or publicly known, (other than as a result of unauthorized disclosure by the Executive), with respect to the Company or the Company’s business, and including proprietary or confidential information received by the Company from third parties subject to an obligation on the Company’s part to maintain the confidentiality of the information. If any person or authority makes a demand on the Executive purporting to legally compel him to divulge any confidential information, the Executive shall give notice of the demand to the Company within a reasonable period of time so that the Company may first assess whether to challenge the demand prior to the Executive’s divulging of such confidential information. The Executive shall not divulge such confidential information (unless compelled to do so by law or apparent legal authority) until the Company either has concluded not to challenge the demand, or has exhausted its challenge, including appeals, if any. Upon request by the Company, the Executive shall deliver promptly to the Company upon termination of his services for the Company, or at any time thereafter as the Company may request, all memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and all copies thereof) relating to the Company containing such confidential information and all property of the Company or any other Company affiliate, which he may then possess or have under his control.

(b) The Executive hereby sells, assigns and transfers to the Company all of his right, title and interest in and to all inventions, discoveries, improvements and copyrightable subject matter (the “rights”) which during the Term of Employment are made or conceived by him, alone or with others, and which are within or arise out of any general field of the

Company’s business or arise out of any work he performs or information he receives regarding the business of the Company while employed by the Company. The Executive shall fully disclose to the Company as promptly as available all information known or possessed by him concerning the rights referred to in the preceding sentence, and upon request by the Company and without any further compensation in any form to him by the Company, but at the expense of the Company, execute all applications for patents and for copyright registration, assignments thereof and other instruments and do all things which the Company may deem necessary to vest and maintain in it the entire right, title and interest in and to all such rights.

15. Noncompetition; Nonsolicitation.

(a) The Executive covenants and agrees that during the Noncompetition Period he shall not at any time, without the prior written consent of the Company directly or indirectly, engage in a Competitive Activity or call on, solicit or do business with any customer or client of the Company or any Subsidiary with respect to a Competitive Activity.

(b) The Executive covenants and agrees that during the Nonsolicitation Period he shall not at any time, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, employ or attempt to employ any employee of the Company or any Subsidiary (other than his personal administrative assistant(s)) for the purpose of causing such employee to terminate his or her employment with the Company or such Subsidiary.

(c) The Parties acknowledge that in the event of a breach or threatened breach of Section 14(a) and/or Section 14(b) above, the Company shall not have an adequate remedy at law. Accordingly, and notwithstanding anything contained in this Agreement to the contrary, in the event of any breach or threatened breach of Section 14(a) and/or Section 14(b) above, the Company shall be entitled to seek such equitable and injunctive relief as may be available to restrain the Executive and any business, firm, partnership, individual, corporation or entity participating in the breach or threatened breach from the violation of the provisions of Section 14(a) and/or Section 14(b) above. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for breach or threatened breach of Section 14(a) and/or Section 14(b) above, including the recovery of damages.

16. Indemnification.

(a) The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Board and any applicable laws, or, if greater, and not precluded by applicable laws, by the laws of the State of Florida, against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

(b) Neither the failure of the Company (including its board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Executive under Section 16(a) above that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its board of directors, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

(c) The Company agrees to continue and maintain a directors and officers’ liability insurance policy covering the Executive to the extent the Company provides such coverage for its other executive officers.

17. Assignability; Binding Nature.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Executive may not assign or transfer any of his rights or obligations under this Agreement.

18. Representation.

The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization. The Executive represents and warrants that no agreement exists between him and any other person, firm or organization that would be violated by the performance of his obligations under this Agreement.

19. Entire Agreement.

This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto. The Parties agree that the Prior Employment Agreement is null and void and shall have no further force nor effect.

20. Amendment or Waiver.

No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

21. Severability.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. If such invalidity or unenforceability is caused by length of time or size of area, or both, the otherwise invalid provision shall be considered to be reduced to a period or area which would cure such invalidity.

22. Survivorship.

The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive’s employment hereunder, including without limitation, the Company’s obligations under Sections 11 and 16 above and the Executive’s obligations under Sections 14 and 15 above, and the expiration of the Term of Employment, to the extent necessary to the intended preservation of such rights and obligations.

23. Controlling Document.

If any provision of any agreement, plan, program, policy, arrangement or other written document between or relating to the Company and the Executive conflicts with any provision of this Agreement, the provision of this Agreement shall control and prevail.

24. Beneficiaries/References.

The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

25. Governing Law/Jurisdiction.

This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without reference to principles of conflict of laws unless superseded by federal law.

26. Resolution of Disputes.

Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration, to be held in Miami, Florida or any other location mutually agreed to by the Parties in accordance with the rules and procedures of the American Arbitration Association governing employment disputes. The Executive and the Company shall mutually select the arbitrator. If the Executive and the Company cannot agree on the selection of an arbitrator, each Party shall select an arbitrator and the two arbitrators shall select a third arbitrator who shall resolve the dispute. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. All arbitration costs shall be shared equally by the Parties, and all other costs shall be borne by the Party incurring such cost.

27. Notices.

All notices shall be in writing, shall be sent to the following addresses listed below or to such other address as either Party shall request by notice to the other in accordance with this Section 27, using a reputable overnight express delivery service, and shall be deemed to be received when sent.

If to the Company:	Perry Ellis International, Inc.
3000 N.W. 107th Avenue
Miami, Florida 33172
Attention: General Counsel

If to the Executive:	The Executive’s last known address
on file with the Company

with a copy to:	Stewart Reifler, Esq.
1633 Broadway, 47th Floor
New York, New York 10019
email: sreifler@vedderprice.com

28. Headings.

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

29. Counterparts.

This Agreement may be executed in two or more counterparts, and such counterparts shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes to the extent permitted under applicable law.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

PERRY ELLIS INTERNATIONAL, INC.

By:	/s/ Joe Arriola
Name: Joe Arriola
Title: Director

/s/ George Feldenkreis
George Feldenkreis

EXHIBIT A

WAIVER AND RELEASE

This WAIVER AND RELEASE (“Release”) dated as of this                      day between Perry Ellis International, Inc., a Florida corporation (the “Company”), and George Feldenkreis (the “Executive”).

WHEREAS, the Company and the Executive previously entered into an employment agreement dated May 7, 2013 under which the Executive was employed to serve as the Company’s Chairman of the Board of Directors and Chief Executive Officer (the “Employment Agreement”); and

WHEREAS, the Executive’s employment with the Company (has been) (will be) terminated effective                     ; and

WHEREAS, pursuant to Section 11 of the Employment Agreement, the Executive is entitled to certain compensation and benefits upon such termination, contingent upon the execution of this Release;

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Employment Agreement, the Company and the Executive agree as follows:

1. Subject to Paragraph 3 below, the Executive, on his own behalf and on behalf of his heirs, estate, beneficiaries and assigns, does hereby release the Company, and any of its Subsidiaries or affiliates, and each past or present officer, director, agent, employee, shareholder, and insurer of any such entities, from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of his employment with the Company, or arising out of the severance of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, but not limited to, those which were, could have been or could be the subject of an administrative or judicial proceeding filed by the Executive or on his behalf under federal, state or local law, whether by statute, regulation, in contract or tort, and including, but not limited to, every claim for front pay, back pay, wages, bonus, fringe benefit, any form of discrimination (including but not limited to, every claim of race, color, sex, religion, national origin, disability or age discrimination), wrongful termination, emotional distress, pain and suffering, breach of contract, compensatory or punitive damages, interest, attorney’s fees, reinstatement or reemployment. If any court rules that such waiver of rights to file, or have filed on his behalf, any administrative or judicial charges or complaints is ineffective, the Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints. The Executive relinquishes any right to future employment with the Company and the Company shall have the right to refuse to re-employ the Executive without liability. The Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by him to exist may subsequently be discovered, it is his intention to fully settle and release all claims he may have against the Company and the persons and entities described above, whether known, unknown or suspected.

2. Subject to Paragraph 3 below, the Company releases and forever discharges, and by this instrument releases and forever discharges, the Executive from all debts, obligations, promises, covenants, agreements, endorsements, bonds, controversies, suits, actions, causes of action, judgments, damages, expenses, claims or demands of any kind whatsoever (whether known or unknown), in law or in equity, which it ever had, now has, or which may arise in the future regarding any matter arising on or before the execution of this Release regarding the Executive’s employment with or the Executive’s leaving the employment of the Company.

3. The Company and the Executive acknowledge and agree that the release contained in Paragraphs 1 and 2 does not, and shall not be construed to, release or limit the scope of any existing obligation of the Company (i) to pay or provide any compensation or benefit required to be paid or provided under the Employment Agreement, (ii) to indemnify the Executive for his acts as an officer or director of the Company in accordance with the bylaws of the Company and the policies and procedures of the Company that are presently in effect including Section 16 of the Employment Agreement, or (iii) to the Executive and his eligible, participating dependents or beneficiaries under any existing welfare, retirement or other fringe-benefit plan or program of the Company in which the Executive and/or such dependents are participants. The Company and the Executive acknowledge and agree that the release contained in Paragraphs 1 and 2 does not apply to any causes of action arising under or in connection with (x) the Executive’s willful misconduct or any similar action or actions not known by the Company as of the date of this Release nor (y) any post-termination of employment obligations of the Company or the Executive under the Employment Agreement.

4. The Executive acknowledges that he has been provided at least 21 days to review the Release and has been advised to review it with an attorney of his choice. In the event the Executive elects to sign this Release prior to this 21-day period, he agrees that it is a knowing and voluntary waiver of his right to wait the full 21 days. The Executive further understands that he has 7 days after the signing hereof to revoke it by so notifying the Company in writing, such notice to be received by                      within the 7-day period. The Executive further acknowledges that he has carefully read this Release, and knows and understands its contents and its binding legal effect. The Executive acknowledges that by signing this Release, he does so of his own free will and act and that it is his intention that he be legally bound by its terms.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties have executed this Release on the date first above written.

PERRY ELLIS INTERNATIONAL, INC.

By:
Name:
Title:

George Feldenkreis